Exhibit 99.1

News Release

Mead Johnson Nutrition Announces Steve Golsby’s

Intent to Retire as President and CEO in 2013

 COO Kasper Jakobsen selected as CEO-elect and

appointed to Board of Directors

GLENVIEW, Ill., June 15, 2012 – Mead Johnson Nutrition Company (MJN) announced today that its President and Chief Executive Officer, Steve Golsby, notified the Board of Directors of his intent to retire by the 2013 annual meeting of stockholders.  Mr. Golsby informed the Board of his intentions at the Company’s Board meeting and pledged his commitment to support the succession plan in the months ahead.

Subsequently, the Board of Directors unanimously selected Kasper Jakobsen, currently Executive Vice President and Chief Operating Officer of Mead Johnson Nutrition, as CEO-elect and appointed him to the MJN Board of Directors effective immediately.  Mr. Jakobsen is expected to succeed Mr. Golsby as Mead Johnson Nutrition President and CEO upon Mr. Golsby’s retirement.  Kasper Jakobsen will continue in his role as Chief Operating Officer, and the current senior leadership structure and reporting relationships will remain in effect.

Chairman of the Board Jim Cornelius stated that, “Steve has been an extraordinary leader of the Mead Johnson Nutrition team since the Company’s initial public offering (IPO) on the New York Stock Exchange in February 2009, and for many years prior to that, while MJN was a wholly owned subsidiary of Bristol-Myers Squibb.  The Board is fully supportive of Mr. Golsby continuing to serve as a director on the MJN Board following his retirement.  The Board maintains robust succession plans at all senior levels of the organization contemplating such events.  As Steve’s replacement, Kasper Jakobsen has the confidence of the full Board, reflecting his experience as a14-year veteran of Mead Johnson, including operational leadership responsibility for the businesses in Asia, North America and Latin America prior to becoming Executive Vice President and Chief Operating Officer earlier this year.”

Commenting on his planned retirement, Mr. Golsby thanked the Board for the strong support and insightful guidance it has given him during his tenure as CEO, saying, “I feel privileged to have led Mead Johnson for over eight years and to have had the opportunity to manage its transformation into a high-performing public company and a global leader in its category. I know I will be leaving the Company in good hands, with an outstanding Board and talented global management team who can build upon the success we have achieved to date, and I look forward to having the opportunity to serve on the Mead Johnson Board following my retirement as CEO.”

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil(R) infant formula, is the world’s leading brand franchise in pediatric nutrition.

For more information on the company, go to meadjohnson.com.

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CONTACTS:

Media:  Christopher Perille, (847) 832-2178, chris.perille@mjn.com

Investors:  Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com